Exhibit 10.10

INVESTOR RIGHTS AGREEMENT (the “Agreement”), dated November 8, 2011, is made and granted by HEALTH ENHANCEMENT PRODUCTS, INC.., a Nevada corporation (the “Company”), to THE VENTURE GROUP LLC, a Maryland limited liability company, as Investor (the “Investor”).

PRELIMINARY STATEMENTS

A.

The Company and the Investor have entered into a Subscription Agreement dated November __, 2011 for the issuance by the Company of Series A Convertible Promissory Notes (the “Notes”) in an initial amount of $500,000 and up to $2,500,000 (the “Loan Agreement”).

B.

Pursuant to the Loan Agreement, the Company is entering into this Agreement in order to acknowledge and agree certain rights and obligations which are not contained within the Loan Agreement.

NOW, THEREFORE, in consideration of the premises and in order to induce the Investor to provide the funding under the Loan Agreement, the Company hereby agrees with the Investor as follows upon the close of the initial $500,000:

1.

Investor has the right to appoint two directors to the Company’s Board of Directors.

2.

Investor’s representative may elect to exempt the Note investors from any underwriter lockup. For added clarity, this can only be elected as an entire class.

3.

Investor’s representative may elect to require the Company to file and complete a registration under the Securities Act of all shares of Common Stock to be issued upon the conversion of the Notes and all other Series A Notes and exercise of the Warrants.

4.

The Company has advised the Investor(s) that the Company intends to initiate a search for a new Chief Executive Officer within the next thirty (30) days and to proceed diligently to designate a new Chief Executive Officer and the parties have agreed that, so long as the Series A Notes are outstanding, the Investor ’ s representative shall participate in such search and process and have the right to approve a new Chief Executive Officer.

5.

The Company has advised the Investor(s) that the Company intends to enter into an acquisition of Ceptazyme LLC, the holder of the natural application rights of the Company’s patents and intellectual property, and the Company shall consider the Investor’s Representative’s input regarding the terms of any such acquisition.

6.

The Company has advised the Investor(s) that it intends to enter into a strategic partnership for the distribution of the natural products now marketed by Ceptazyme LLC with an established multi-level marketing company and the Company shall consider the Investor’s Representative’s input regarding the terms of such strategic partnership.

7.

The Company shall pay a finder’s fee as set forth in the Consulting Agreement, as amended, existing with Oxford Holdings LLC.

8.

The Company agrees to deal exclusively with Investor regarding the transaction set forth above for a period of ninety (90) days from and after full execution and delivery of the Loan Agreement; it being understood that the Company may raise up to $500,000 from other sources subject to compliance with the Loan Agreement .

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

HEALTH ENHANCEMENT PRODUCTS, INC.

By

/s/ John Gorman

John Gorman

Executive Vice President of Operations

THE VENTURE GROUP LLC

By

/s/ Jeff Rice

Jeff Rice

Managing Member

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